Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
Joe Teklits/Bill Zima
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION TO ACCELERATE THE PROMOTION OF MATTHEW DILLON TO CEO EFFECTIVE JANUARY 1, 2007

 ~Mr. Dillon to also join the Company’s Board of Directors on January 1, 2007~

Minneapolis, MN, December 14, 2006 – Christopher & Banks Corporation (NYSE: CBK) today announced that it has amended its employment agreement with Matthew Dillon, President & Chief Merchandising Officer naming him President & Chief Executive Officer effective January 1, 2007.  Mr. Dillon will also be appointed to the Company’s Board of Directors concurrent with his promotion.  The Company had previously announced that Mr. Dillon would become Chief Executive Officer on March 1, 2007.  The Company also announced that since the transition of responsibilities to Mr. Dillon has been substantially completed, Joe Pennington will resign as Chief Executive Officer and as a member of the Company’s Board of Directors on December 31, 2006.

Mr. Dillon joined the Company in May 2005 as Executive Vice President and Chief Merchandising Officer.  He was named President in December 2005.  Before joining the Company, Mr. Dillon was Vice President of Merchandising for Coldwater Creek where he spent four years.  Prior to that Mr. Dillon held executive or senior merchandising positions with the Mark Group, Bear Creek Corporation and Spiegel.

“I am excited to assume additional leadership responsibilities at Christopher & Banks,” commented Mr. Dillon.  “This is a pivotal time for our business as we continue to broaden our store presence and strengthen our brands.  I am confident that we have the right team in place and I look forward to guiding our efforts in all key aspects of our business to increase our sales and profit growth.  I would like to thank Joe for his support and guidance throughout the course of my transition and wish him the best in the future.”

Joe Pennington said, “Matt’s transition to Chief Executive Officer has been completed.  I know that under his leadership, Christopher & Banks is well positioned to meet the growing needs of its core customer.  Matt is highly regarded and has done an exceptional job since joining our company in May 2005.  I believe Christopher & Banks is poised for continued success.  I have enjoyed my time here at Christopher & Banks and would like to thank the employees whose hard work and dedication over the years has helped make Christopher & Banks into a great company.”

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company operates 779 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 524 Christopher & Banks stores, 218 C.J. Banks stores and 37 Acorn stores.

This release contains forward-looking statements, including Mr. Dillon’s statement about guiding our efforts to increase our sales and profit growth and Mr. Pennington’s statement that we are positioned for continued success.  The achievement of such results is subject to certain risks and uncertainties and actual results may differ materially from those projected.  Such risk factors include, but are not limited to, adverse changes in economic, market and weather conditions, shifts in  consumer tastes and spending habits that result in decreased sales, failure to realize expected economies gained through the use of private label and direct import merchandise, problems in managing our growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.